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                       UGI UTILITIES INC. AND SUBSIDIARIES
           COMPUTATION OF RATIO OF EARNINGS TO COMBINED FIXED CHARGES
                  AND PREFERRED STOCK DIVIDENDS - EXHIBIT 12.2
                             (THOUSANDS OF DOLLARS)


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                                                    Three
                                                    Months
                                                    Ended
                                                 December 31,                           Year Ended September 30,
                                                                   ----------------------------------------------------------------
                                                    1999              1999            1998             1997              1996
                                               ---------------     -----------     ------------     -----------     ---------------
EARNINGS:
Earnings before income taxes                         $ 29,076        $ 63,139         $ 57,007        $ 63,275            $ 61,717
Interest expense                                        4,694          17,317           17,383          16,696              15,921
Amortization of debt discount and expense                  52             215              200             176                 173
Interest component of rental expense                      324           1,539            1,624           1,887               1,838
                                               ---------------     -----------     ------------     -----------     ---------------
                                                     $ 34,146        $ 82,210         $ 76,214        $ 82,034            $ 79,649
                                               ===============     ===========     ============     ===========     ===============

COMBINED FIXED CHARGES AND PREFERRED
      STOCK DIVIDENDS:
Interest expense                                      $ 4,694        $ 17,317         $ 17,383        $ 16,696            $ 15,921
Amortization of debt discount and expense                  52             215              200             176                 173
Allowance for funds used during
      construction (capitalized interest)                  18              36               39             114                 107
Interest component of rental expense                      324           1,539            1,624           1,887               1,838
Preferred stock dividend requirements                     388           1,550            2,160           2,764               2,765
Adjustment required to state preferred stock
      dividend requirements on a pretax basis             245             968            1,304           1,754               1,685
                                               ---------------     -----------     ------------     -----------     ---------------
                                                      $ 5,721        $ 21,625         $ 22,710        $ 23,391            $ 22,489
                                               ===============     ===========     ============     ===========     ===============
Ratio of earnings to combined fixed charges
      and preferred stock dividends                      5.97            3.80             3.36            3.51                3.54
                                               ===============     ===========     ============     ===========     ===============
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